UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

314-984-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.
(b)

On Sept. 22, 2015, William H. Simpson, Jr. was appointed Senior Vice President and Chief Development Officer of Panera Bread Company (the “Company”), effective immediately. For over 12 years with the Company, Mr. Simpson led development as well as franchise and retail operations. Mr. Simpson left the company in September 2014 to pursue an entrepreneurial venture but returned to the Company in April 2015.

Mr. Simpson’s appointment followed the mutual agreement by the Company and Mark Wesley, Executive Vice President and Chief Development Officer, on September 21, 2015 (the “Separation Date”), to end Mr. Wesley’s service with the Company, effective as of the Separation Date.

(e)

In connection with the foregoing, Panera, LLC, a wholly owned subsidiary of the Company, and Mr. Wesley have agreed in principle to enter into a Separation and Release Agreement (the “Agreement”). Under the Agreement, in consideration of his agreement to a general release and certain other standard terms and conditions, Panera, LLC will provide Mr. Wesley with the following separation pay and benefits: (i) twenty-six (26) bi-weekly payments of $18,819.23, beginning on the Separation Date and (ii) certain other benefits relating to continued health insurance benefits for a period of up to twelve (12) months.  Further, under the Agreement, Mr. Wesley agrees to certain restrictive covenants regarding non-competition and non-solicitation for the period of seventy-eight (78) weeks beginning on the Separation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	September 23, 2015	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel